Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Management Changes

Hamilton, Bermuda, December 28, 2006 -- CRM Holdings, Ltd. (“CRM”, “the Company”) (NASDAQ: CRMH), today announced top-level management changes.  These changes follow the completion of its acquisition of Majestic Insurance Company.  They are designed to position the Company for further progress as a leading provider of a full range of products and services for workers’ compensation risk management; from the provision of traditional workers’ compensation insurance, to the delivery of services and risk management for workers’ compensation self-insured groups.

Effective December 28, 2006, Daniel G. Hickey, Jr., will transition from Co-Chief Executive Officer to Chief Executive Officer, while remaining as Chairman of the Board.  In addition, CRM is pleased to announce that Robert V. Polansky has joined as an executive officer of the Company in the position of Senior Vice President of Sales and Product Development.  Mr. Polansky has 19 years of experience in the insurance industry, most recently at Arthur J. Gallagher & Co.  He will be responsible for overseeing the Company’s sales division and product development, reporting directly to Mr. Hickey.

Said Mr. Hickey, “These changes are part of the continuing process of developing our leadership team as a focused group to support CRM’s growth. I am particularly pleased that Rob Polansky has agreed to join CRM to help lead this process.  Over the past five years I have had numerous business dealings with Rob and he has demonstrated to me that he has the talent and tools necessary to assist us in achieving our future goals. His expertise and experience in the workers’ compensation line of business coupled with a strong knowledge of the brokerage community will be invaluable assets to our company.  As we move forward, we will continue to promote and hire people who will strengthen the CRM management structure and take us to the next level in the workers’ compensation risk management business.”

Concurrent with the above changes, Mr. Martin D. Rakoff, the Company’s Co-Chief Executive Officer and Deputy Chairman of the Board, has tendered his resignation in order to pursue other interests.  “Marty leaves a great legacy for the Company. His vision and dedication has served the Company well since its inception,” said Mr. Hickey.

Mr. Rakoff said, “I have dedicated twenty years of my career to the workers’ compensation business, the last seven in founding and establishing CRM with Dan.  It is time to move on to another phase of my life.  I leave CRM with the fondest memories and I wish them every success. I know that Dan possesses the leadership qualities that CRM needs.”  Keith S. Hynes, a director and chairman of the Company’s Audit Committee, has been appointed Deputy Chairman of the Board of Directors by the Company’s Board of Directors, replacing Mr. Rakoff.

As part of Mr. Rakoff’s resignation, the Company has agreed to file a registration statement registering the CRM shares owned by Mr. Rakoff, in order to allow him to diversify his portfolio.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that are based on management’s existing plans including the Company’s intent to complete the offering described above.  The Company may not proceed with the contemplated offering if market conditions are not favorable, the selling shareholder decides not to proceed with the offering or certain other factors occur.  Actual results could differ substantially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business.  Factors that could cause actual results to differ from these forward-looking statements are described in the Company’s recent filings, including those on Forms 10-Q and 10-K with the Securities and Exchange Commission.   The Company does not undertake any obligation to update this information.

About CRM Holdings, Ltd.

CRM is a provider of a full range of products and services for workers’ compensation risk management.  Through its subsidiary Majestic Insurance Company, CRM provides traditional workers’ compensation insurance.  CRM is also a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York, California and Texas. CRM has been in the business of forming and managing self-insured groups in New York since 1999.  In 2003, the business was expanded into California and, most recently in 2006, the business was expanded into Texas. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 231-8600, ext. 117

# # #